EXHIBIT 1

                           ARTICLES OF INCORPORATION
                                       OF
                        COMPOSITE DEFERRED SERIES, INC.

     The undersigned being of legal age and a citizen of the United States of America and the State of Washington, does this day form a corporation under the general laws of the State of Washington, and does hereby make, execute, acknowledge and deliver the following Articles of Incorporation:

                                   ARTICLE I.

                                      NAME

                     The name of this corporation shall be:

                        COMPOSITE DEFERRED SERIES, INC.

                                  ARTICLE II.

                                    PURPOSES

     The general nature of the business of this corporation and the objects and purposes proposed to be transacted, promoted and carried on by the corporation are as follows:

     A. To conduct and carry on the business of an investment company of the management type, and exercise all powers necessary and appropriate thereto.

     B. To invest and reinvest the property and assets of the corporation in securities of different types and classes, including but not limited to, annuities, notes, common stock, preferred stock, bonds, options to purchase or sell stock, obligations issued or guaranteed by any state or federal government or any agency or instrumentality thereof, obligations of U.S. and foreign banks, commercial paper, mortgage-backed securities, forward commitments for mortgage-backed securities, repurchase agreements and all other stocks, bonds, notes, debentures, and certificates of interest or participation of any type.

     C. To purchase, retire, redeem, hold, sell, reissue, transfer, and otherwise deal in, shares of its own common stock; and to apply to such purchase, retirement, or redemption, any funds or property of the corporation, whether capital, capital surplus, earned surplus, or otherwise, as may be permitted by law.

     D. To engage in any lawful act or activity for which corporations may be organized under the general corporation laws of the State of Washington as such laws may now be in effect or as they may at any time hereafter be amended, and to conduct and carry on its business in any other states, territories, or foreign countries.

     The foregoing statement of purposes shall be construed as a statement of both purposes and powers, and the purposes and powers stated in each clause shall not be limited or restricted by reference to or inference from the terms or provisions of any other clause, but shall be regarded as independent purposes and powers.

                                  ARTICLE III.

                     REGULATION OF THE INTERNAL AFFAIRS OF
                                THE CORPORATION

A.  PREEMPTIVE RIGHTS.
     No shareholder of the corporation shall have any prior, preemptive or other preferential right to subscribe to, purchase, or otherwise acquire any share(s) of stock of the corporation, debentures, bonds or other certificates of indebtedness whether now or hereafter authorized, and whenever issued, and the Board of Directors may issue capital stock of the corporation for cash or other lawful consideration without offering the same either in whole or in part to present shareholders.

B.  NET ASSET VALUE FOR SALES.
     The Board of Directors from time to time may issue and sell or provide for the issuance and sale of the authorized but unissued shares of common stock of the corporation in accordance with the then applicable provisions of the laws of the State of Washington and the Investment Company Act of 1940 and the rules promulgated thereunder. The corporation shall receive not less than the net asset value thereof, as determined by the provisions of the corporation's prospectus.

C.  PURCHASE OR REDEMPTION AT NET ASSET VALUE.
     Any owner of shares of stock of the corporation desiring to dispose of all or any part thereof may present the shares owned of record by that owner to the corporation by depositing with the corporation the certificate or certificates therefore or a delivery undertaking satisfactory to the corporation, or, as to any unissued but fully paid for shares, other evidence of assignment and transfer of the ownership of common stock in the corporation satisfactory to the corporation; the corporation shall purchase the common stock so presented at the net asset value thereof in accordance with the provisions of the corporation's prospectus.

     The Board of Directors may delegate any of its powers and duties under this article with respect to appraisal of assets and liabilities and determination of net asset value to an officer or officers or agent or agents of the corporation designated from time to time by the Board of Directors, provided that such delegation is not prohibited by the laws of the State of Washington, or the Investment Company Act of 1940, and any rules or regulations promulgated pursuant thereto then in effect.

     The Board of Directors may establish such procedures as may be appropriate providing for the automatic redemption of shares of common stock owned by any investor whose total ownership of shares falls below a designated minimum amount.

                                  ARTICLE IV.

                               AUTHORIZED SHARES

     There shall be one class of capital stock only, known as common stock. The aggregate number of shares of common stock which the corporation shall have authority to issue is ten billion (10,000,000,000) shares of common stock, without par value. All shares have equal voting rights.

                                   ARTICLE V.

                        DESIGNATION OF REGISTERED AGENT
                             AND REGISTERED OFFICE

               The registered office of the corporation shall be:

                                  Ninth Floor
                            W. 601 Riverside Avenue
                           Seafirst Financial Center
                               Spokane, WA 99201

  and the registered agent of this corporation shall be William G. Papesh, his address being the same as that of the registered office of this corporation.

                                  ARTICLE VI.

                          INDEMNIFICATION OF DIRECTORS

     The corporation shall have the power to indemnify any directors, officers, or former directors or officers of the corporation, or any person who may have served at the corporation's request as a director or officer of another corporation, against expenses actually and reasonably incurred by such person in connection with the defense of any action, suit or proceeding, civil or criminal, in which he becomes a party by reason of being or having been such director or officer, to the full extent permitted by the laws of the State of Washington, as such laws at any time may be in force and effect, provided however, that this indemnification provision shall not protect or purport to protect any director or officer of the corporation against any liability to the corporation or to the shareholders to which he otherwise would be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

                                  ARTICLE VII.

                       DESIGNATION OF INVESTMENT ADVISOR
                                AND DISTRIBUTOR

     The Board of Directors may enter into contracts for management or advisory services with corporations or firms selected by the Board of Directors, so long as every such contract complies with applicable requirements and restrictions set forth in or required by the Investment Company Act of 1940 and rules promulgated thereunder. The Board of Directors further may enter into contracts with corporations or firms selected by the Board of Directors for the distribution of capital stock of this corporation, and for other administrative, shareholder, or custodial services, so long as every such contract complies with applicable requirements and restrictions set forth in and required by the Investment Company Act of 1940 and rules promulgated thereunder. The validity of any such contract shall not be affected by the fact that any director or officer of this corporation shall be a shareholder, director, or officer of such other corporation and any director or officer of this corporation shall not be disqualified from voting upon or executing such contracts, provided that any such interest be disclosed to the directors prior to their action thereon and provided further that such contracts shall be approved by a majority of those directors designated as "disinterested," as that term is defined by the Investment Company Act of 1940.
     The corporation may employ a custodian to perform such services as may be required by law and designated by the directors.

                                 ARTICLE VIII.

                                   DIRECTORS

     The management of this corporation shall be vested in a Board of Directors; the number of directors shall not be less than the minimum number required by law. The qualifications, compensation, terms of office, manner of election, time and place of meeting, powers and duties of the directors shall be such as are prescribed by the Bylaws of this corporation. The authority to make Bylaws for the corporation and to designate the number of directors is expressly vested in the Board of Directors of this corporation. The directors may adopt, alter, amend, or repeal such Bylaws and provisions for the regulation and management of the affairs of the corporation as shall be consistent with the laws of the State of Washington and these Articles of Incorporation.
     The names and post office addresses of the directors who shall first manage the affairs of this corporation are as follows:

NAME                                   ADDRESS

Paul J. Chumrau                        112 University Avenue
                                       Missoula, MT  59801

Leonard W. Maxey                       E. 620 High Drive
                                       Spokane, WA  99203

Edwin J. McWilliams                    N. 120 Wall
                                       Spokane, WA  99201

Leland J. Sahlin                       Ninth Floor
                                       W. 601 Riverside Ave.
                                       Seafirst Financial Center
                                       Spokane, WA  99201

Dr. Wayne L. Attwood                   W. 105 Eighth Ave.
                                       Spokane, WA  99204

Richard C. Yancey                      535 Madison Ave.
                                       New York, NY  10022

Harry M. Strong                        1111 Third Ave.
                                       Seattle WA  98101

Janet H. Skadan                        E. 1514 Woodcliff Rd.
                                       Spokane, WA  99203

     Each director shall hold offices until the first meeting of shareholders of the corporation and until the annual meeting thereafter or until his or her successor has been elected and qualified in the manner prescribed by law.

                                  ARTICLE IX.
                        RESERVATION OF AMENDMENT POWERS

     The corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein are granted subject to this reservation.

                                   ARTICLE X.
                               TERM OF EXISTENCE
                The corporation shall have perpetual existence.

                                  ARTICLE XI.
                                  INCORPORATOR
William G. Papesh shall be the incorporator of this corporation, whose address is Ninth Floor, W. 601 Riverside Ave., Seafirst Financial Center, Spokane, WA 99201.

     IN WITNESS WHEREOF, the incorporator has hereunto set his hand this 5th day of December, 1986.
                                        /s/
                                        -----------------------------------
                                        WILLIAM G. PAPESH

STATE OF WASHINGTON  )
                     ) ss.
County of Spokane    )

I, the undersigned, a Notary Public in and for the above-named County and State, do hereby certify that on the 5th day of December, 1986, personally appeared before me, William G. Papesh, to me known to be the individual and incorporator described in and who executed the foregoing instrument, and acknowledged that he signed and sealed the same as his free and voluntary act and deed for the uses and purposes therein mentioned.

GIVEN under my hand and official seal the day and year last above written.
                                   /s/
                                   ------------------------------
                                   LAWRENCE R. SMALL
                                   Notary Public in and for the State of
                                   Washington, residing at Spokane


NOTARY SEAL